UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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CABLEVISION SYSTEMS CORPORATION

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Cablevision Systems Corporation Special Meeting of Shareholders October 24, 2007

Transaction Overview Merger Price: Offer Premium: Equity Value (1): Aggregate Value (2): Shareholder Meeting: Required Vote: $36.26 per share in cash for all outstanding shares of Cablevision not owned by the Dolan Family Continuing Investors ("DFCI") 52% to the October 6, 2006 stock price (one day prior to October 2006 offer) 34% to the October 2006 offer price of $27 21% to the revised January 2006 offer price of $30 $11.0 billion $21.5 billion October 24, 2007 An affirmative vote of holders of a majority of the Class A common stock not held by members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries Notes: Based on 230.9mm shares of Class A common stock, 63.6mm shares of Class B common stock and amounts to be paid in connection with the cancellation of options, stock appreciation rights, restricted stock units and restricted stock Based on $11.5bn debt less $1.0bn cash as of 6/30/07

Agenda Introduction to Special Transaction Committee and Proposal Special Committee and Advisor Independence Chronology of Special Committee Efforts to Maximize Shareholder Value Valuation Achieved Valuation and Process Constraints Valuation - Risks Considered Conclusion

Introduction to Special Transaction Committee The Special Committee and its advisors: Thomas V. Reifenheiser, Special Committee of Independent Directors John R. Ryan, Special Committee of Independent Directors Lehman Brothers, financial advisor to the Special Committee Morgan Stanley, financial advisor to the Special Committee Willkie Farr & Gallagher, legal advisor to the Special Committee

Introduction to Proposal Cablevision was founded by Charles Dolan in 1973 as a cable television operator with 1,500 Long Island customers. The Dolan family has retained control of Cablevision throughout the company's existence. The Dolan family, including trusts for the benefit of members of the Dolan family, collectively own all of Cablevision's Class B common stock, less than 3% of Cablevision's Class A common stock and approximately 74% of the total voting power of all the outstanding Cablevision common stock. Cablevision public stockholders are being asked to approve a transaction that delivers significant cash value, is the product of an extensive negotiation process by the independent Special Committee, and requires the affirmative vote of holders of a majority of the Class A common stock not held by certain members and affiliates of the Dolan family or the executive officers and directors of Cablevision and its subsidiaries. The DFCI did not participate in the deliberations of Cablevision's board of directors regarding the proposal. The terms of the merger agreement now before stockholders were unanimously approved by the Special Committee, and the board of directors recommends that public stockholders vote to adopt and approve the merger agreement and to approve the proposed charter amendment.

Special Committee and Advisor Independence The Special Committee consists solely of directors who are not officers or controlling shareholders of Cablevision, or affiliated with members of the Dolan family, and who do not otherwise have a conflict of interest or lack of independence with respect to the proposed merger. Messrs. Reifenheiser and Ryan do not personally benefit from the completion of the merger in a manner different from Cablevision's public stockholders. The Special Committee was aided throughout process by independent financial and legal advisors. Financial advisors to Special Committee agreed to a discretionary fee structure (payment not dependent upon outcome of the opinion). The Special Committee and its advisors have a multi-year record of deliberating, negotiating and defending Cablevision shareholder value.

Chronology of Special Committee and Investment Advisor Efforts to Maximize Shareholder Value The Special Committee and its advisors have a multi-year record of deliberating, negotiating and defending Cablevision shareholder value: June 19, 2005 The 2005 Dolan Family Group proposes to take private the cable and telecommunications business of Cablevision for $21 per share in cash and to spin-off to stockholders a pro-rata equity interest in Cablevision's programming, sports and entertainment assets. September 23, 2005 Special Committee makes clear that it believes the value of the cable and telecommunications businesses of Cablevision is well in excess of $21 per share and that the value assigned to the spun-off entity on a public trading basis was overstated in that proposal. October 21, 2005 Special Committee reiterates its position that significantly greater value needs to be delivered to the public stockholders in any going-private transaction. October 24, 2005 The 2005 Dolan Family Group withdraws proposal and suggests that the directors consider and declare a $3 billion special dividend payable pro-rata to all shareholders. The Special Committee approves and the board declares a special dividend of $10 per share on April 7, 2006.

Chronology of Special Committee and Investment Advisor Efforts to Maximize Shareholder Value October 8, 2006 The Dolans, acting on behalf of the Dolan Family Continuing Investors, submit an offer to acquire the publicly- held shares of Class A common stock for $27 per share in cash, with committed debt financing provided by Bear Stearns and Merrill Lynch. December 8, 2006 Special Committee makes clear its belief that $27 per share is low based on most valuation analyses. January 11, 2007 The Dolan Family Continuing Investors make "Best and Final Price" offer of $30 per share in cash. January 12, 2007 Special Committee rejects the revised offer, stating that $30 per share does not represent a fair price. April 3, 2007 Special Committee conveys to the Dolans that it would consider a proposal in which Cablevision's public stockholders would receive in excess of $33 per share and some continuing participation in Cablevision's value following the closing.

Chronology of Special Committee and Investment Advisor Efforts to Maximize Shareholder Value April 12, 2007 Stating that any deal it would consider will not involve an equity partner, asset sales or public stockholder participation following closing, the Dolans request that the Special Committee indicate a valuation that the Committee would consider in light of these considerations. April 18, 2007 Special Committee responds that the per share consideration would need to be in excess of $36 per share. The Dolans indicate a preliminary interest in exploring a transaction on those terms. April 23, 2007 (and days following) Legal advisors to the Special Committee and legal advisors to the Dolan Family Continuing Investors engage in substantial discussions regarding the merger agreement and related agreements. The Dolan Family Continuing Investors agree to a number of significant concessions on the terms of such agreements. May 2, 2007 The Dolan Family Continuing Investors present an offer of $36.26 per share in cash to the Special Committee. Financial advisors to the Special Committee opine that the offer is fair from a financial point of view to public stockholders. At the same time, the Dolan Family Continuing Investors receive and deliver to Cablevision a financing commitment letter. The Special Committee recommends approval to the board of directors, which approves the merger agreement and related ancillary agreements and the transactions contemplated thereby.

Cablevision Trading Dynamics Cablevision Trading History (December 2004 - Current) (Volume) (Price) Actual CVC Stock Price CVC Stock Price Adjusted for Special Dividend CVC Trading Volume 0 5 10 15 20 25 30 35 40 45 Dec-04 Apr-05 Jul-05 Oct-05 Jan-06 May-06 Aug-06 Nov-06 Mar-07 Jun-07 Sep-07 0 5 10 15 20 25 30 35 40 1/20/05: CVC announces sale of Rainbow DBS Satellite to EchoStar for $200mm 4/14/05: CVC ends discussions with VOOM HD regarding sale of Rainbow DBS 6/20/05: DFG announces proposal for privatization of Telecom and spin-off of RMH 10/25/05: 2005 Dolan Proposal withdrawn and special $3bn dividend suggested 12/19/05: CVC announces it will not proceed with the special dividend due to technical covenant violations related to existing indebtedness 4/25/06: Stock trades ex- dividend of $10/share 9/14/06: Indenture Default 10/9/06: DFG announces proposal to take company private for $27 per share 1/12/07: DFG announces revised offer price of $30 per share 5/2/07: STC reaches agreement with DFG at $36.26 per share 1/16/07: STC rejects $30 offer 4/7/06: Board declares $10/share dividend

Trading since May 2, 2007 30 32 34 36 38 40 5/2/07 5/9/07 5/16/07 5/23/07 5/30/07 6/6/07 6/13/07 6/20/07 6/27/07 7/4/07 7/11/07 7/18/07 7/25/07 8/1/07 8/8/07 8/15/07 8/22/07 8/29/07 9/5/07 9/12/07 0 5,000,000 10,000,000 15,000,000 20,000,000 $36.26 (Price) (Volume)

Valuation Achieved Market Premia $36.26 $32.86 $27.90 $24.25 $13.00* $0.00 $10.00 $20.00 $30.00 $40.00 December 27, 2005 September 15, 2006 Average close for 180 days prior to May 2, 2007 April 23, 2007 179% higher than the lowest price during the 52-week period ended October 6, 2006 49% higher than the 52-week high during the period ended October 6, 2006 30% higher than the average closing price for the 180 days prior to the $36.26 May 2007 offer Proposal 10% higher than the 5-year and 52-week high prior to May 2, 2007 $36.26 * Adjusted to reflect payment of $10/share special dividend.

Valuation Achieved Premia to Unaffected Trading Price and Earlier Offers by the Dolans $23.93 $27.00 $30.00 $0.00 $10.00 $20.00 $30.00 $40.00 October 6, 2006 October 8, 2006 January 16, 2007 Proposal 51.5% premium to unaffected closing price $36.26 34% premium to Dolans' first revised offer $36.26 21% premium to $30 offer

Valuation Achieved Wall Street Price Target Premia $25.00 $32.00 $36.26 $0.00 $10.00 $20.00 $30.00 $40.00 Proposal Wall Street median price target prior to the $36.26 May 2007 offer Wall Street median price target prior to $27 October 2006 offer 45% premium 13% premium $36.26

Valuation Achieved Median premia for comparable transactions* of 18.5% for 180 day average prior to the $36.26 May 2, 2007 revised offer implies CVC equity value per share of $33.06 per share. Median premia for comparable transactions* of 18.5% for 180-day average prior to the initial $27 October 8, 2006 proposal implies CVC equity value of $23.37 per share. The per-subscriber value implied by a $36.26 per share offer price is approximately $5,340 (assuming that Cablevision's non-cable businesses have a value of $4.8 billion), which would be the highest subscriber valuation paid in the cable industry since 2000, other than the April 2007 acquisition by Comcast of Patriot Media's 81,000-subscriber cable systems in New Jersey. *Transactions since 2000 involving a U.S. target, where the value of the equity acquired was $500 million or greater, for which the consideration offered was all cash and for which the acquirer owned greater than 50% of the economic value of the target and/or had voting control of the target prior to the transaction.

Valuation Achieved The $36.26 consideration is: a multiple of 12x Cablevision's AOCF for 2006, which is an approximately 21% premium to the 2006 AOCF multiple represented by the market price for shares of common stock of Comcast and an approximately 20% premium to the 2006 AOCF multiple represented by the market price for shares of common stock of Time Warner Cable, in each case as of May 1, 2007; and within the valuation ranges implied by Lehman Brothers' and Morgan Stanley's sum-of-the- parts and break-up analyses of the value of Cablevision.

Valuation and Process Constraints The Dolan Family Continuing Investors stated they would not sell their ownership interest in Cablevision (October 2006). The Dolans declined to discuss proposals providing for public stockholder participation following the closing of a going-private transaction (April 2007).

Risks Considered Due diligence led the financial advisors to the Special Committee to conclude, as of the date of their opinions, that: Intensifying competition remained a key concern, with Verizon competition beginning to negatively impact Cablevision's performance as evidenced by: slower growth in revenue-generating units; and a $32 million expected AOCF shortfall for 2007 (as compared with the 2007 plan).

DFCI Perceptions of Risks to Cablevision's Business Commitments by Verizon and AT&T to compete across all of Cablevision's telecommunications products Increased competitive pressure from regional Bell operating companies and loss of subscribers to those companies Maturation of basic cable television business Reliance on the highly competitive broadband Internet and voice services sectors for future growth Development of new and potentially disruptive technologies Struggle to retain or expand market share

2007 Budget and Revised Plans* Revenue 2007 Budget April 2007 Updated Projections August 2007 Updated Projections AOCF AOCF - Capex ($MM) ($MM) ($MM) 2,000 2,050 2,100 2,150 2,200 2,250 1,200 1,250 1,300 1,350 1,400 1,450 1,500 1,550 1,600 1,650 * See page 37 of the Proxy Statement for a discussion of Projected Financial Information, including Recent Developments at page 43.

Conclusion Public stockholders are being presented with a premium cash offer at a time when competitive pressures are mounting and management seeks maximum flexibility to meet those challenges. The proposal is the culmination of a process that leaves stockholders with the ultimate decision: the merger agreement must be approved by a "Majority of the Minority" vote; and appraisal rights are available to dissenting stockholders who perfect those rights.

ADDITIONAL INFORMATION AND WHERE TO FIND IT This communication may be deemed to be solicitation material in connection with Cablevision's solicitation of proxies for its special shareholders' meeting to be held on October 24, 2007 (the "Special Meeting"). Cablevision has filed with the Securities and Exchange Commission (the "SEC") and mailed to shareholders a definitive proxy statement relating to the Special Meeting (the "Proxy Statement"). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT CABLEVISION AND THE SPECIAL MEETING. CABLEVISION'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY. On September 14, 2007, Cablevision began the process of mailing the Proxy Statement, together with a proxy card to its shareholders. Shareholders may obtain additional free copies of the Proxy Statement and other relevant documents filed with the SEC by Cablevision through the Website maintained by the SEC at http://www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Cablevision by contacting its proxy solicitor, D.F. King & Co., Inc., by toll-free telephone at 1-800-758-5880 or by e-mail at cvc@dfking.com. Cablevision and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the Special Meeting. This presentation is first being made on September 26, 2007. Cablevision will not be reviewing or updating the material contained herein.